Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration No. 333-226728 on Form S-3 and Registration Statement Nos. 333-225309, 333-218075, 333-211098, 333-185968 and 333-187179 on Form S-8 and Post-effective Amendment No. 1 to Registration Statement No. 333-190725 on Form S-1 of our reports dated February 21, 2019, relating to the consolidated financial statements of PBF Energy Inc. and subsidiaries, and the effectiveness of PBF Energy Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of PBF Energy Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
February 21, 2019